Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

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COMMERCIAL LICENSE AGREEMENT

This Commercial License Agreement (“Agreement”) is entered into effective April 27, 2017 (“Effective Date”) by TeneoBio, Inc. (“TeneoBio”), having its principal place of business at 1490 O’Brien Drive, Suite D, Menlo Park, CA 94025, and Poseida Therapeutics, Inc. (“Licensee”), having its principal place of business at 4242 Campus Point Court, #700, San Diego, CA 92121. In consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. Definitions.

1.1 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another entity if it owns more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or if it has the actual power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

1.2 “Agents” has the meaning set forth in Section 9.

1.3 “Allogenic Product” means a […***…].

1.4 “Antibody(ies)” means a molecule or a gene encoding a molecule comprising or containing one or more human immunoglobulin variable domains, or parts of such domains or any existing or future fragments, variants, fusion proteins, modifications or any derivatives of such domains, which variable domains were generated by or on behalf of TeneoBio for Licensee pursuant to Section 2 by immunizing UniRat organisms […***…].

1.5 “Autologous Product” means a […***…].

1.6 […***…]

1.7 “CAR Cell” means a […***…].

1.8 “CAR Product” means a […***…].

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1.9 “Confidential Information” has the meaning set forth in Section 5.1.

1.10 “Delivered Antibodies” has the meaning set forth in Section 2.

1.11 “Disclosing Party” has the meaning set forth in Section 5.1.

1.12 “Field” means CAR Cell therapeutic uses.

1.13 “First Commercial Sale” means, with respect to any country, the first sale of a CAR Product to any Third Party end user in such country after Regulatory Approval is granted with respect to such country for such CAR Product.

1.14 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.15 “Indemnified Party” has the meaning set forth in Section 7.3.

1.16 “Indemnifying Party” has the meaning set forth in Section 7.3.

1.17 “Initial Release” has the meaning set forth in Section 10.8.

1.18 “Licensee Indemnitee” has the meaning set forth in Section 7.1.

1.19 “Losses” has the meaning set forth in Section 7.1.

1.20 “Net Sales” means the gross amounts invoiced by Licensee, its Affiliates, and each of its and their Sublicensees (each, a “Selling Party”) for sale of a particular CAR Product to a Third Party (the “Gross Sales Price”), less the following deductions […***…]. If a Selling Party sells any CAR Product for any consideration other than monetary consideration, then the

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fair market value of such consideration will be included in Net Sales. A Selling Party may sell (or give away) any CAR Product for less than fair market value, provided fair market value, as reasonably agreed by the parties, will be deemed to have been collected by such Selling Party in connection with such sale; the foregoing does not apply to Compassionate Use (described below).

Sales between Licensee and its Affiliates or Sublicensees shall be excluded from the calculation of Net Sales and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users.

Notwithstanding the foregoing, if a Selling Party supplies CAR Products for use in clinical trials or under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs where the Selling Party agrees to forego a normal profit margin for patient benefit (collectively, “Compassionate Use”) for less than fair market value, then with respect to such Compassionate Use, “Net Sales” shall include only the amounts actually received by a Selling Party in connection with such Compassionate Use above the cost of goods.

If a CAR Product is commercialized in combination with one or more products that are themselves not CAR Products for a single price, or if a CAR Product contains a CAR Cell and one or more other active pharmaceutical ingredients, the Net Sales for such CAR Product shall […***…].

1.21 “Notice Period” has the meaning set forth in Section 8.3.

1.22 “Person” means any person or entity.

1.23 “Phase I Trial” means any human clinical trial of a CAR Product that satisfies the requirements of 21 C.F.R. 312.21(a), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.24 “Phase II Trial” means a well-controlled clinical trial designed to evaluate clinical efficacy and safety of a CAR Product, for one or more indications, as well as to obtain an indication of the dosage regimen required, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(b), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

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1.25 “Phase III Trial” means a pivotal clinical trial designed to be used to establish safety and efficacy of a CAR Product as a basis for obtaining Regulatory Approval in the applicable country where such clinical trial takes place, or a trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by the FDA, the EMA or their foreign counterparts for an equivalent clinical trial in the applicable country where such clinical trial takes place.

1.26 “Product Infringement” has the meaning set forth in Section 3.5(a).

1.27 “Receiving Party” has the meaning set forth in Section 5.1.

1.28 “Recipients” has the meaning set forth in Section 5.2.

1.29 “Regulatory Approval” means, with respect to a country, the grant of all approvals (including all applicable pricing and governmental reimbursement approvals) required from the relevant regulatory authority(ies), required to market and sell a CAR Product labeled for the prevention or treatment of a human disease, state or condition in such country.

1.30 “Rejected Antibodies” has the meaning set forth in Section 2.

1.31 “Royalty Term” means, on a CAR Product-by-CAR Product and country-by-country basis, the period beginning on the First Commercial Sale of such CAR Product in such country and ending on the expiration of the last Valid Claim claiming the composition of matter of the Selected Antibody in such CAR Product in such country. For clarity, if there is no such Valid Claim in a country, then no royalties will be payable on Net Sales of such CAR Product in such country.

1.32 “Rules” has the meaning set forth in Section 10.7.

1.33 “Selected Antibodies” has the meaning set forth in Section 2.

1.34 “Selected Antibody License Fee” has the meaning set forth in Section 4.2.

1.35 “Selection Period” has the meaning set forth in Section 4.2.

1.36 “Sublicensee” means a Third Party to whom Licensee or its Affiliate has granted a sublicense under the licenses granted in Section 3.1 to sell CAR Products.

1.37 “Taxes” has the meaning set forth in Section 4.7.

1.38 “TeneoBio Indemnitee” has the meaning set forth in Section 7.2.

1.39 “TeneoBio Patents” has the meaning set forth in Section 3.4(a).

1.40 “TeneoBio Technology” means all know-how, patents and patent applications owned or in-licensed by TeneoBio as of the Effective Date or during the Term that are cover or are embodied in any Delivered Antibody (including the composition, expression, manufacture or use thereof) and are necessary to the development, manufacture or

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commercialization of any CAR Cell or CAR Product within the Field. The patents and published patent applications included in the TeneoBio Technology as of the Effective Date are set forth on Exhibit A. Notwithstanding anything to the contrary, in no event shall TeneoBio Technology include any rights necessary or useful to antibody generation technology or the genetic engineering of animals.

1.41 “Term” has the meaning set forth in Section 8.1.

1.42 “Third Party” means any Person other than TeneoBio or Licensee or their respective Affiliates.

1.43 “Third Party Claims” has the meaning set forth in Section 7.1.

1.44 “UniRat” means a rat that has been genetically modified by or on behalf of TeneoBio to express heavy chain antibodies without a light chain.

1.45 “Upfront Fee” has the meaning set forth in Section 4.1.

1.46 “Valid Claim” means a claim of an issued and unexpired patent or pending patent application in the TeneoBio Technology that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that if a particular pending claim has not issued within […***…] years after its earliest priority date, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted patent.

2. Antibody Generation and Selection. Prior to the Effective Date, TeneoBio immunized UniRats […***…] to produce Antibodies and selected […***…] Antibodies to deliver to Licensee (the “Delivered Antibodies”). Promptly after Licensee has paid the Upfront Fee (defined below) in full, TeneoBio shall provide to Licensee the complete amino acid sequence of the Delivered Antibodies, as well as all the data, results and reports generated by or on behalf of TeneoBio related to the Delivered Antibodies that is reasonably necessary or useful for Licensee’s evaluation thereof. The Delivered Antibodies are provided to Licensee for the sole purpose of permitting Licensee to select the Selected Antibodies (defined below), and for no other purpose whatsoever; further, Licensee shall not permit any of its Affiliates or any Third Party to access or use the Delivered Antibodies, except for contractors conducting activities on behalf of Licensee who are under written obligations of confidentiality and restrictions on use of the Delivered Antibodies. During the Selection Period (as defined in Section 4.2), Licensee shall select […***…] of the Delivered Antibodies to license pursuant to Section 3.1 hereunder (the “Selected Antibodies”), and shall promptly inform TeneoBio of its selection, and shall promptly thereafter properly destroy the remaining […***…] Delivered Antibodies (the “Rejected Antibodies”). TeneoBio shall provide all assistance reasonably requested by Licensee during the Selection Period in connection with its selection of Selected Antibodies.

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3. Intellectual Property Rights.

3.1 Ownership of and License to Antibodies. As between the parties, TeneoBio owns and shall own all Antibodies (including Selected Antibodies) generated or first invented by or on behalf of TeneoBio, and all intellectual property rights therein, and has the exclusive right to prosecute and maintain patent protection thereon. Subject to the terms and conditions of this Agreement, TeneoBio hereby grants to Licensee, effective upon the date Licensee pays the Selected Antibody License Fee (defined below) in full, an exclusive, perpetual, worldwide, royalty-bearing, sublicenseable through multiple tiers, non-transferrable (except in accordance with Section 10.2) license under the TeneoBio Technology (a) to make, have made and use Delivered Antibodies and CAR Cells during the Selection Period for the purpose of determining which Delivered Antibodies to select as Selected Antibodies, (b) to make, have made and use each Selected Antibody for the purpose of researching, developing, making, having made, using, selling, offering for sale, distributing, promoting, importing, or exporting only CAR Cells expressing Selected Antibodies and CAR Products in the Field, and (c) to research, develop, make, have made, use, import and export CAR Cells expressing Selected Antibodies and CAR Products in the Field and to sell, offer for sale, distribute and promote CAR Products in the Field. For clarity, the foregoing license is to the TeneoBio Technology only; to the extent the CAR Cells or CAR Products include or embody any other intellectual property or proprietary rights (the “Non-TeneoBio Rights”), TeneoBio is not granting any license in or to such Non-TeneoBio Rights. During the Term, TeneoBio shall not, itself or with or through an Affiliate or Third Party, and shall not grant a Third Party any rights to, develop, manufacture or commercialize, in the Field, any Delivered Antibody or any product containing or service that uses a Delivered Antibody. For the avoidance of doubt, nothing herein shall restrict TeneoBio from using, licensing, and/or exploiting the Delivered Antibodies freely outside of the Field.

3.2 Ownership, Development and Commercialization of CAR Products. As between the parties, subject to the rights and licenses set forth herein, Licensee owns any CAR Cells derived from or containing any Selected Antibody and any CAR Products. As between the parties, Licensee shall have the sole right and responsibility to research, develop, make, have made, and commercialize the CAR Products, and as between the parties, shall be responsible for all marketing, regulatory and development costs directed towards obtaining Regulatory Approval and selling CAR Products. As between the Parties, Licensee will have the sole right to file, prosecute, maintain, defend and enforce patent applications and patents covering CAR Cells derived from or containing any Selected Antibody and CAR Products.

3.3 Reservation of Rights. Except for the rights specifically and unambiguously granted in this Agreement, no right or license is granted or implied. For the avoidance of doubt, TeneoBio does not grant any rights in UniRat to Licensee. Except as provided in Section 3.1 with respect to Delivered Antibodies and Selected Antibodies, nothing herein shall be construed to limit or restrict, in any manner, TeneoBio’s ability to use and exploit, or allow any Person to use or exploit, UniRat organisms and/or any materials derived or developed therefrom (including antibodies or pharmaceutical products) outside the scope of this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary herein, Licensee understands and agrees that TeneoBio may perform (or may have performed) immunization services for its Affiliates or Third Parties (and/or may allow its Affiliates or Third

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Parties to perform or may have allowed its Affiliates or Third Parties to perform immunization services) with respect to targets provided or designated by such Affiliates or Third Parties, which may produce (or may have produced) similar antibodies to the Antibodies (including the Selected Antibodies); the foregoing shall not be deemed a breach of this Agreement, including without limitation any warranty made by TeneoBio hereunder, so long as TeneoBio complies with Section 3.1 with respect to the Delivered Antibodies.

3.4 Patent Prosecution.

(a) Subject to Section 3.4(b), TeneoBio shall use commercially reasonable efforts to prepare, file, prosecute and maintain all patents and patent applications, owned by TeneoBio within the TeneoBio Technology that cover the Selected Antibodies (the “TeneoBio Patents”), […***…]; provided, however, that TeneoBio shall (A) provide all information reasonably requested by Licensee with respect to the TeneoBio Patents, (B) promptly notify Licensee in writing with respect to all significant developments regarding the TeneoBio Patents, (C) promptly provide Licensee with a copy of each material communication from any patent authority regarding the TeneoBio Patents, and (D) provide Licensee with drafts of each material filing (including draft patent applications and responses to office actions and similar filings) with respect to the TeneoBio Patents a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, consider Licensee’s reasonable comments in good faith.

(b) In the event that TeneoBio determines not to file, maintain or continue prosecution of any patent or patent application within the TeneoBio Patents, TeneoBio shall provide Licensee written notice thereof at least […***…] days before the applicable deadline. Upon receipt of such notice, Licensee shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If Licensee decides to assume such responsibility, in its sole discretion, it shall so notify TeneoBio in writing. As soon as practicable after receipt of such notice from Licensee, TeneoBio shall, […***…], (i) transfer the existing, complete patent files for all applicable patents and patent applications to Licensee, (ii) file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Licensee and (iii) give Licensee’s patent counsel power of attorney thereto. TeneoBio shall cooperate with Licensee in the transfer of all prosecution and maintenance responsibilities relating to the TeneoBio Patents, […***…].

(c) Each party shall reasonably cooperate with the other party, […***…], to execute such lawful papers and instruments and to make such rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of the TeneoBio Patents.

(d) Without limiting the foregoing, during the Selection Period, TeneoBio shall use commercially reasonable efforts to prepare, file, prosecute and maintain all patents and patent applications, owned by TeneoBio within the TeneoBio Technology that cover all Delivered Antibodies (provided that, for clarity, those patents not covering the Selected Antibodies are not TeneoBio Patents hereunder).

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3.5 Patent Enforcement.

(a) If either party becomes aware of any (i) infringement, anywhere in the world, of any TeneoBio Patent on account of a Third Party’s manufacture, use or sale of a CAR Product in the Field, including any BLA filed by a Third Party for a product that names a CAR Product as a reference product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action by a Third Party conducting any such manufacture, use or sale in the Field that alleges the invalidity, unenforceability or non-infringement of a TeneoBio Patent (collectively (i) and (ii), a “Product Infringement”), such party shall promptly notify the other party in writing to that effect.

(b) Licensee shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, […***…]; provided that, (i) for clarity, Licensee shall have no right to enforce the TeneoBio Patents, or take any other action in connection with the infringement thereof, outside of the Field, and (ii) Licensee shall not settle any suit or action in a manner that would negatively impact the TeneoBio Patents without TeneoBio’s prior written consent, which shall not be unreasonably withheld. If Licensee does not, within […***…] days after its receipt or delivery of notice under Section 3.5(a), commence a suit to enforce the applicable TeneoBio Patents in the Field, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then TeneoBio shall have the right, but not the obligation, to commence any suit or take any action against, or defend against, such Product Infringement […***…]. In such event, Licensee shall take appropriate actions in order to enable TeneoBio to commence a suit or take the actions set forth in the preceding sentence. TeneoBio shall not settle any such suit or action in any manner that would negatively impact the TeneoBio Patents or that would limit or restrict the ability of Licensee to sell CAR Products anywhere in the world without the prior written consent of Licensee, which shall not be unreasonably withheld. Each party shall have the right, […***…], to be represented in any such suit by counsel of its own choice.

(c) Each party shall cooperate with and provide to the party enforcing any such rights under Section 3.5(b) reasonable assistance in such enforcement, at such enforcing party’s request and expense. TeneoBio further agrees to join, at Licensee’s expense, any such action brought by Licensee under Section 3.5(b) as a party plaintiff if required by applicable law to pursue such action. The enforcing party under Section 3.5(b) shall keep the other party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other party’s comments on any such efforts. Licensee may exercise any of its rights under this Section 3.5 through an Affiliate or Sublicensee.

(d) The party bringing or defending a claim, suit or action under Section 3.5(b) shall be solely responsible for any expenses incurred by such party as a result of such claim, suit or action. If such party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: (i) if [...***…] is the enforcing or defending party, the remaining amounts will be retained by […***…]

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[…***…]., and (ii) if […***…] is the enforcing or defending party, the remaining amounts will be allocated […***…] to TeneoBio and […***…] to Licensee.

4. Financial Terms.

4.1 Upfront License Fee. Licensee will pay TeneoBio the upfront license fee of […***…] on the Effective Date and […***…] no later than […***…] months following the Effective Date (the “Upfront Fee”).

4.2 Selected Antibody License Fee. Licensee will pay TeneoBio a fee of […***…] (the “Selected Antibody License Fee”) upon its notification of TeneoBio of its selection of the Selected Antibodies. This Agreement will automatically terminate pursuant to Section 8.6 if the Selected Antibodies are not selected and the Selected Antibody License Fee paid within […***…] months after Licensee’s receipt of all materials, data and information that TeneoBio is obligated to provide under Section 2, or such longer period as the parties may agree in writing, such agreement not to be unreasonably withheld (the “Selection Period”).

4.3 Milestones. Licensee shall pay the following milestone payments to TeneoBio one time for each of the Allogenic Product and Autologous Product categories. The milestone payments will be due both upon (i) the first achievement of the applicable milestone event by any Allogenic Product, and (ii) the first achievement of the applicable milestone event by any Autologous Product:

(a) […***…] upon the first administration of each such type of CAR Product to the fourth human subject in a Phase I Trial.

(b) […***…] upon the first administration of each such type of CAR Product to a human subject in a Phase II Trial.

(c) […***…] upon the first administration of each such type of CAR Product to a human subject in a Phase III Trial.

(d) […***…] upon the first Regulatory Approval of each such type of CAR Product in the first major market country in which such approval is received, where the major market countries are the […***…].

Milestone payments shall be payable regardless of whether the applicable milestone event was achieved by Licensee, an Affiliate, or a Sublicensee. Each milestone payment will be payable one time only per Allogenic Product and one time only per Autologous Product to achieve the applicable milestone event, regardless of the number of times the milestone event is achieved by an Allogenic Product or Autologous Product and regardless of the number of CAR Products to achieve the milestone event.

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Licensee shall pay each milestone payment to TeneoBio within […***…]. days after the achievement of the corresponding milestone event. If a milestone event is achieved by an Allogenic Product or Autologous Product and payment with respect to any previous milestone event has not been made with respect to an Allogenic Product or Autologous Product, respectively, then such previous milestone event shall be deemed achieved for an Allogenic Product or Autologous Product, as applicable, and Licensee shall pay TeneoBio such unpaid previous milestone payment simultaneously with the milestone payment for the milestone event that was achieved. All milestone payments shall be accompanied by a summary report regarding the development activities that occurred with respect to the achievement of the applicable milestone event, subject to any confidentiality obligations of Licensee. The maximum amount payable under this Section 4.3 is twenty million five hundred thousand U.S. dollars ($20,500,000) for all Allogenic Products and twenty million five hundred thousand U.S. dollars ($20,500,000) for all Autologous Products, for a maximum total of forty-one million U.S. dollars ($41,000,000).

4.4 Royalty on Net Sales. Licensee shall pay to TeneoBio a royalty of […***…] of Net Sales of all CAR Products during the applicable Royalty Term for each such CAR Product and country. Within […***…] days after the end of the first calendar quarter during which the First Commercial Sale of such CAR Product occurs, and within […***…] days after the end of each calendar quarter thereafter, Licensee shall deliver to TeneoBio, together with the applicable royalty payment due, a written report, on a country-by-country basis, of gross amounts invoiced, Net Sales and royalties payable for such CAR Product for such calendar quarter, including identification of each Selling Party, and showing Permitted Deductions taken.

4.5 Records.

(a) Maintenance. Licensee shall keep (and shall use reasonable efforts to cause its Affiliates and each of its and their Sublicensees to keep) complete and accurate books and records pertaining to each such party’s achievement of milestone events and sale of CAR Products for a period of at least […***…] years after the relevant royalty or milestone payment is owed pursuant to this Agreement. The record-keeping obligations and inspection rights in this Section 4.5 shall supplement, and not replace or supersede, any similar rights or obligations hereunder.

(b) Annual Report. With respect to each CAR Product, within […***…] days after each anniversary of the Effective Date prior to First Commercial Sale of such CAR Product, Licensee shall deliver to TeneoBio a written report summarizing the progress of Licensee’s (and its Affiliates’ and, subject to any confidentiality obligations, Sublicensees’, and any relevant Third Parties’) research and development activities related to such CAR Product, and the Selected Antibodies and CAR Cells relevant to such CAR Product, during the previous […***…] month period.

(c) Records Examination. Licensee shall permit its books and records to be examined by an independent, nationally-recognized certified public accountant engaged by TeneoBio and reasonably acceptable to Licensee, upon reasonable notice during normal business hours, provided such examination is requested in writing at least […***…] business days in advance, solely for the purpose of verifying the accuracy of royalty and milestone reports and

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payments under Sections 4.3 and 4.4. Such examination may not be more frequent than […***…]. per calendar year and may not include any books and records that were previously accessed under this Section 4.5(c), unless an examination reveals underpayment hereunder (in which case such previously accessed books and records shall again be subject to examination). Such accountant shall execute a confidentiality agreement with Licensee in customary form and shall only disclose to TeneoBio whether Licensee paid TeneoBio the correct amounts under Section 4.4 during the audited period and if not, any information necessary to explain the source of the discrepancy. Such examination is to be made at the expense of TeneoBio, except in the event that the results of the examination reveal an underpayment by Licensee of […***…] or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to TeneoBio, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, Licensee shall pay TeneoBio such deficiency within […***…] days after Licensee’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 4.8, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be Licensee’s Confidential Information. Licensee shall use reasonable efforts to require its Affiliates and both its and their Sublicensees to afford TeneoBio the same rights as those granted TeneoBio in this Section 4.5(c).

4.6 Method of Payment. All payments due to TeneoBio under this Agreement shall be paid in United States Dollars by wire transfer to a bank in the U.S. designated in writing by TeneoBio. All references to “dollars” or “$” herein shall refer to United States Dollars. All amounts paid hereunder are non-refundable and non-creditable.

4.7 Taxes. Any amounts payable by Licensee to TeneoBio hereunder are exclusive of any and all applicable sales, use, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”), except for withholding taxes as set forth below. Each party shall be responsible for its own income taxes. Any withholding of taxes levied by tax authorities on the payments made by Licensee hereunder shall be borne by TeneoBio and deducted by Licensee, from the sums otherwise payable by it hereunder, and Licensee shall pay any such amounts to the proper tax authorities on behalf of TeneoBio. Licensee shall transmit to TeneoBio an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant tax authority of all amounts deducted and withheld sufficient to enable TeneoBio to claim such payment of taxes. Licensee agrees to cooperate with TeneoBio in the event TeneoBio claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force and to cooperate with TeneoBio to minimize the amounts required to be withheld or deducted.

4.8 Late Payments. Any amount owed by Licensee to TeneoBio under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) one and […***…] per month, or (b) the highest rate permitted under applicable law.

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5. Confidentiality.

5.1 Definition. “Confidential Information” of the disclosing party means proprietary information, materials, and data of a financial, commercial, business or technical nature that the disclosing party (the “Disclosing Party”) has supplied or otherwise made available to the other party hereunder (the “Receiving Party”). The terms of this Agreement shall be deemed the Confidential Information of both parties and, except as provided in this Agreement, may not be disclosed by either party without the other party’s prior written consent. For clarity, the sequences of all Delivered Antibodies (including Selected Antibodies) are TeneoBio’s Confidential Information, and all information about the CAR Products developed by or on behalf of Licensee are Licensee’s Confidential Information (subject to the foregoing restriction regarding Selected Antibodies, but including Licensee’s selection of Selected Antibodies). In addition, any Confidential Information (as defined in the MTA) of a Party under that certain Materials Transfer Agreement between the Parties dated May 13, 2016 (the “MTA”) shall be such Party’s Confidential Information under this Agreement.

5.2 Obligations. The Receiving Party shall protect all Confidential Information against unauthorized disclosure to Affiliates and Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information except as necessary to exercise its rights and fulfill its obligations under this Agreement. The Receiving Party may disclose the Confidential Information only to its and its Affiliates’ respective directors, officers, employees, subcontractors, Sublicensees (in the case of Licensee as Receiving Party), consultants, contractors, attorneys, advisory boards, non-clinical and clinical investigators, accountants, and banks (collectively, “Recipients”), who have a need-to-know such information in order for Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided that the Receiving Party shall hold all Recipients to written obligations of confidentiality with terms and conditions at least as protective of the Confidential Information as those set forth in this Agreement (or in the case of attorneys and accountants, to obligations of nondisclosure and nonuse pursuant to the applicable rules of the profession), and Licensee may disclose the sequences of Selected Antibodies and related Confidential Information of TeneoBio in its patent or regulatory filings covering CAR Products. Receiving Party shall be liable for any breach of such written obligations or this Section 5 by its Recipients. Either party may disclose the terms and existence of this Agreement without the other party’s consent to its potential investors and acquirers, and in the case of Licensee to its potential Sublicensees and collaborators, on a confidential basis in connection with a potential investment, merger or acquisition, collaboration or license (as applicable) under appropriate confidentiality restrictions.

5.3 Exceptions. The obligations under this Section 5 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no breach of this Agreement by the Receiving Party or any Recipients to whom it disclosed such information;

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(b) was rightfully known by, or was otherwise in the rightful possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(c) is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party; or

(d) is independently developed by or on behalf of the Receiving Party, as evidenced by its written records, without use of, reliance upon or access to the Disclosing Party’s Confidential Information.

5.4 Disclosure Pursuant to Law or Order. Receiving Party may disclose Confidential Information that it is required to disclose under applicable laws or a court order, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or uses reasonable efforts to secure confidential treatment for, such required disclosure and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose.

6. Representations and Warranties; Disclaimer.

6.1 Representations and Warranties of Each Party. Each party represents and warrants to the other party that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by applicable law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained;

(e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any applicable law; and

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(f) it shall comply with all applicable laws in connection with this Agreement.

6.2 Representations and Warranties of TeneoBio. TeneoBio represents and warrants to Licensee that:

(a) there are no existing Third Party rights that would prevent TeneoBio from granting Licensee the licenses granted hereunder, and TeneoBio has the right to grant the licenses purported to be granted under this Agreement;

(b) TeneoBio is the sole owner of the entire right, title and interest in and to all TeneoBio Patents, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind (except for those granted to Licensee herein);

(c) Exhibit A is an accurate listing by owner, inventor(s), serial number, filing date, country, and status of all patents and published patent applications as of the Effective Date within the TeneoBio Technology;

(d) as of the Effective Date, TeneoBio has not received any notice or, to its knowledge, threat from any Third Party asserting or alleging, nor does TeneoBio have any knowledge of any basis for any assertion or allegation, that any generation, research, manufacture or development of Delivered Antibodies by TeneoBio prior to the Effective Date infringed or misappropriated or would infringe or misappropriate the intellectual property rights of such Third Party;

(e) to TeneoBio’s knowledge as of the Effective Date, (i) the manufacture, development and commercialization of the Selected Antibodies as part of a CAR Product in the Field will not infringe or misappropriate any intellectual property rights of a Third Party, and (ii) there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the manufacture, development or commercialization of the Selected Antibodies as part of a CAR Product in the Field; and

(f) to TeneoBio’s knowledge as of the Effective Date, no Third Party is infringing or has infringed any TeneoBio Patents or has misappropriated any know-how in the TeneoBio Technology owned by TeneoBio related to the Delivered Antibodies.

6.3 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 6, (A) NEITHER TENEOBIO NOR ITS LICENSORS OF UNIRAT TECHNOLOGY NOR LICENSEE MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, (B) TENEOBIO, FOR ITSELF AND SUCH LICENSORS, AND LICENSEE EACH DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE DELIVERED ANTIBODIES OR ANY OTHER SUBJECT MATTER HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.2, TENEOBIO MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SAFETY, EFFICACY,

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PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL SELECTED ANTIBODIES AND CAR PRODUCTS, INCLUDING WHETHER SUCH SELECTED ANTIBODIES AND CAR PRODUCTS INFRINGE ANY THIRD PARTY RIGHTS.

7. Indemnification.

7.1 Indemnification of Licensee. Subject to Section 7.3 below, TeneoBio agrees to indemnify, hold harmless and defend Licensee, its Affiliates and their respective directors, officers, employees and agents (each, a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) payable to unaffiliated Third Parties, incurred by Licensee Indemnitees in connection with any and all suits, investigations, claims or demands of a Third Party (collectively, “Third Party Claims”) (A) alleging the use by TeneoBio of UniRat to generate the Antibodies infringed or misappropriated such Third Party’s intellectual property rights, (B) to the extent arising out of the breach by TeneoBio of any of its representations, warranties or covenants set forth in this Agreement or (C) to the extent arising out of the gross negligence or willful misconduct of any TeneoBio Indemnitee. Notwithstanding anything to the contrary herein, in no event shall TeneoBio be obligated to indemnify Licensee Indemnitees for any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by Licensee pursuant to Section 7.2(b) or (c).

7.2 Indemnification of TeneoBio. Subject to Section 7.3 below, Licensee agrees to indemnify, hold harmless and defend TeneoBio, its Affiliates and their respective directors, officers, licensors of UniRat intellectual property, employees and agents (each, a “TeneoBio Indemnitee”) from and against all Losses payable to unaffiliated Third Parties incurred by TeneoBio Indemnitees in connection with Third Party Claims to the extent arising out of (a) the production, use, marketing, or sale of Selected Antibodies, CAR Cells, or CAR Products by Licensee or its Affiliate or Sublicensee, or any process or service conducted by Licensee or its Affiliate or Sublicensee in connection with the exploitation of Selected Antibodies, CAR Cells, or CAR Products, (b) the breach by Licensee of any of its representations, warranties or covenants set forth in this Agreement or (c) the gross negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding anything to the contrary herein, in no event shall Licensee be obligated to indemnify TeneoBio Indemnitees for any Third Party Claims to the extent such Third Party Claims would be subject to indemnification by TeneoBio pursuant to Section 7.1(A), (B) or (C).

7.3 Indemnification Procedure. All indemnification claims provided for in Sections 7.1 and 7.2 shall be made solely by such party to this Agreement seeking indemnification hereunder (the “Indemnified Party”). The Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) of any Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Third Party Claim, and permit the Indemnifying Party to solely control the defense and settlement of the Third Party Claim, provided that the Indemnifying Party shall not settle the Third Party Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money damages.

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8. Term and Termination.

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last-to-expire Valid Claim of the TeneoBio Technology in all countries, unless terminated earlier as provided herein (the “Term”). Upon expiration of a Royalty Term in a particular country for a particular CAR Product, the licenses granted by TeneoBio to Licensee under Section 3.1 with respect to such country and CAR Product shall become fully-paid, royalty free, perpetual and irrevocable.

8.2 Termination for Convenience. Licensee may terminate this Agreement at any time upon sixty (60) days prior written notice to TeneoBio.

8.3 Termination for Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party by providing ninety (90) days prior written notice to the other party (“Notice Period”). The termination shall become effective at the end of the Notice Period unless the breaching party cures such breach during such Notice Period; provided that (a) if such breach is curable but is not reasonably capable of cure within the Notice Period, the breaching party may submit a reasonable cure plan prior to the end of the Notice Period, in which case the other party shall not have the right to terminate this Agreement for so long as the breaching party is using diligent efforts to implement such cure plan, and (b) if Licensee disputes a material breach in writing within such Notice Period, TeneoBio shall not have the right to terminate this Agreement unless and until a final determination is made, in an arbitration under Section 10.7 below, that such material breach was committed, and Licensee fails to cure such default or material breach within ninety (90) days after such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the parties shall continue to perform all of their respective obligations hereunder. In addition to the foregoing, TeneoBio shall have the right to terminate this Agreement upon written notice to Licensee if Licensee seeks Regulatory Approval of or sells a Selected Antibody outside the Field, or otherwise pursues any commercial application of any Selected Antibody, CAR Product, or CAR Cell outside the Field (including the sale and marketing of Selected Antibodies as part of a kit or biomarker that is sold for research use only).

8.4 Termination for Insolvency. Either party may terminate this Agreement immediately if the other party files in any court or agency pursuant to any statute or regulation of any state, county or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if such other party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if such other party shall propose to be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of its creditors.

8.5 IP Challenge. If Licensee directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any TeneoBio Patents and Licensee does not withdraw such challenge within […***…]. days after written notice from TeneoBio requesting such withdrawal, then the royalties payable under Section 4.4 will be increased by […***…] during the pendency of such proceeding; provided that

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this provision shall not apply to a challenge raised as a defense against a claim, action or proceeding asserted by TeneoBio or its Affiliates or licensees against Licensee or its Affiliates or Sublicensees; and provided further that this provision shall not apply to the extent such a provision is prohibited by applicable law.

8.6 Automatic Termination. This Agreement will automatically terminate if, by the end of the Selection Period, Licensee has not both (a) selected the Selected Antibodies in accordance with Section 2, and (b) paid the Selected Antibody Fee.

8.7 Effect of Expiration or Termination.

(a) Upon termination of this Agreement for any reason, the following provisions shall survive: Sections 3.2, 3.3, 4 (solely with respect to amounts accrued prior to termination), 5, 6.3 (solely as it relates to ongoing rights and obligations of the parties following termination), and 7-10. Upon termination of this Agreement for any reason, all rights and licenses granted hereunder shall terminate, subject to the preceding sentence.

(b) Upon termination of this Agreement by TeneoBio, any sublicense granted by Licensee under this Agreement will survive as a direct license between TeneoBio and such Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Licensee to such Sublicensee, provided that such Sublicensee is in compliance with the terms of the sublicense agreement and agrees to comply with all applicable terms of this Agreement, and provided further that TeneoBio shall have no obligations under such sublicense agreement that are greater than its obligations set forth in Sections 3-10 herein.

(c) Within […***…]. days after the date of termination of this Agreement, Licensee shall pay to TeneoBio all amounts that have accrued and are due hereunder on or prior to the date of termination. Upon termination of this Agreement, each Receiving Party shall return to the other party or properly destroy (and certify destruction of) all Confidential Information of the other party, except that each Receiving Party may keep one copy of the other party’s Confidential Information for archival purposes only, subject to continuing confidentiality and non-use obligations.

9. Limitation of Liability. Other than indemnification obligations under Section 7 and damages available for breach of Section 3.1 or 5, in no event shall either party or its directors, officers, employees, consultants and agents (collectively, its “Agents”), be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits to the other party or its Agents regardless of legal theory. The above limitations on liability apply even though such party may have been advised of the possibility of such damage. Licensee shall not, and shall require that its licensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of TeneoBio or the Agents that are inconsistent with any disclaimer or limitation in Section 6.3 or this Section 9.

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10. General Provisions.

10.1 Relationship of the Parties. The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party shall be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

10.2 Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that each party may assign this Agreement without such consent to a successor to all or substantially all of such party’s assets or business to which this Agreement relates, whether by merger, restructuring, asset sale or other change of control or otherwise.

10.3 Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified mail, postage prepaid, or sent by reputable courier, to the address of that party as set forth on the first page of this Agreement and in the case of Licensee to the attention of Nishan de Silva, M.D., President and Chief Operating Officer, and in the case of TeneoBio to the attention of Wim vanSchooten, Chief Scientific Officer; or such other address as is provided by that party to the other upon ten (10) days written notice. Notices will be deemed given upon receipt.

10.4 Force Majeure. Except for payment obligations, a party shall not be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion or acts of God. The non-performing party shall provide reasonable notice of any force majeure event to the other party and shall use commercially reasonable efforts to overcome such event.

10.5 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, power, or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder. Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties.

10.6 Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.7 Governing Law; Arbitration. This Agreement shall be governed by and construed pursuant to the laws of the State of California without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. All disputes hereunder shall first be submitted to the Chief

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Executive Officer of Licensee and the Chief Executive Officer of TeneoBio for resolution. If such executive officers are unable to resolve such dispute within […***…]. business days after the matter is submitted to them, then either party may submit the dispute to binding arbitration using the English language in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect (the “Rules”), by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract and intellectual property disputes, who will be selected from the appropriate list of JAMS arbitrators in accordance with the Rules. The arbitration will be held in San Francisco, California (if initiated by Licensee) or San Diego, California (if initiated by TeneoBio). Notwithstanding anything to the contrary in this Agreement, either party may pursue injunctive or other equitable relief at any time in any court of competent jurisdiction.

10.8 Publicity. At a mutually agreed time after the Effective Date, the parties may announce the existence of this Agreement, by issuing a press release in the form attached hereto as Exhibit B (“Initial Release”). Subject to the foregoing, neither party may, without the prior written consent of the other party, issue any press release or make any other public announcement concerning the existence of this Agreement or its terms and conditions, or otherwise use the other party’s name(s), mark(s), and/or logo(s), such consent not to be unreasonably withheld; except that either party may subsequently publicly disclose any information contained in any release so consented to (including the Initial Release), provided that it remains accurate at such time. Notwithstanding the foregoing, each party shall have the right to issue a press release or make a public announcement as required by law (including regulations applicable to the public sale of securities), shall provide the other party with such advance notice as it reasonably can, and shall consider any timely comments of the other party in good faith. Notwithstanding anything to the contrary herein, Licensee shall have the right to issue press releases and public announcements, as well as publications and presentations, in connection with the development, manufacture and commercialization of CAR Products without TeneoBio’s prior written consent, provided it does not use TeneoBio’s Confidential Information or name, mark, or logo without TeneoBio’s prior written consent.

10.9 Equitable Relief. The parties acknowledge that money damages alone may not adequately compensate a party in the event of a breach by the other party of this Agreement and that, in addition to all other remedies available to a party at law or in equity, it shall be entitled to seek equitable relief (including injunction and specific performance) for the enforcement of its rights hereunder, without the requirement of posting a bond.

10.10 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement and understanding of the parties and supersedes and cancels all previous written and oral agreements, understandings and communications relating to the subject matter of this Agreement, including the MTA, which is hereby terminated, provided that this Agreement will not affect the rights and obligations of the parties under the MTA with respect to periods of time prior to the Effective Date of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

10.11 Headings. The headings to the sections in this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its

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meaning or interpretation. Any use of the term “including” shall mean “including without limitation.”

10.12 Counterparts. This Agreement may be executed and delivered in counterparts (facsimile and portable document format (.pdf)/electronic transmission included), each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

10.13 Rights in Bankruptcy. All licenses and other rights granted under or pursuant to this Agreement by TeneoBio are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Licensee, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed so as to be effective on the Effective Date.

TeneoBio, Inc.		Poseida Therapeutics, Inc.

By:	/s/ Wim van Schooten	By:	/s/ Eric Ostertag, M.D., Ph.D.
Name:	Wim van Schooten	Name:	Eric Ostertag, M.D., Ph.D.
Title:	Chief Scientific Officer	Title:	Chief Executive Officer

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Exhibit A Patents and Published Patent Applications within the TeneoBio Technology as of the Effective Date

[…***…].

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Exhibit B Form of Initial Release

Teneobio and Poseida Announce License Agreement for the Use of UniDab™ in CAR-T Cell Therapy.

Menlo Park and San Diego, CA. Teneobio, Inc. and Poseida Therapeutics, Inc. today announced that they have entered a commercial license agreement for the use of Teneobio’s UniDabs™, single-domain, human heavy chain only antibodies in Chimeric Antigen Receptor (CAR) T cell therapy. Under the terms of the agreement Poseida has commercial rights to UniDabs™ against a cancer specific antigen for its proprietary CAR-T cell therapy programs. Teneobio will receive an upfront, potential clinical milestones and royalties on commercial sales world-wide. Financial terms were not disclosed.

According to Wim van Schooten, CSO of Teneobio, “This agreement further validates the utility of UniDabs in CAR-T cell therapy. In the last year, we have made excellent progress in identifying and advancing UniAbs™, best-in-class human heavy chain only antibodies from our proprietary UniRat™ transgenic platform, for bi- and multi-specific antibody therapeutics with great manufacturability. Ultimately, the greater specificity of bi- and multivalent CARs will enable the pursuit of solid tumor CAR T-cell therapy. ”

Eric Ostertag, CEO of Poseida added “We are looking forward to working with Tenebio’s UniDab technology, which shares many of the advantages with and will complement the Centyrin™ technology that we previously licensed from Janssen. When combined with our industry-leading piggyBac™ Gene Delivery System and NextGEN™ CRISPR technology, UniDabs may become a key component of our wholly-owned allogeneic CAR-T program, which has shown exceptional results in preclinical studies.

About Teneobio, Inc.

Teneobio, Inc. is a biotechnology company developing a new class of biologics, Human Heavy Chain Antibodies (UniAbs™), for the treatments of cancer, autoimmunity, and infectious diseases. Teneobio’s discovery platform, TeneoSeek, comprises genetically engineered animals (UniRat® and OmniFlic®), next-generation sequencing, bioinformatics and high-throughput vector assembly technologies. TeneoSeek rapidly identifies large numbers of unique binding molecules specific for therapeutic targets of interest. Versatile antibody variable domains (UniDabs™) derived from UniAbs™ can be assembled into multi-specific and multi-valent therapeutic proteins, surpassing limitations of conventional antibody therapeutics. Teneobio’s “plug-and-play” T cell engaging platform includes a diverse set of anti-CD3 antibodies for therapeutics with optimal efficacy and reduced toxicity.

For more information, contact Omid Vafa at ovafa@teneobio.com

About Poseida Therapeutics, Inc.

Poseida Therapeutics is translating best-in-class gene editing technologies into lifesaving treatments. The company is developing CAR T-cell immunotherapies for multiple myeloma and other cancer types, as well as gene therapies for orphan diseases. Poseida has assembled a suite of industry-leading gene editing technologies, including the piggyBac™ DNA Modification System, XTN™ TALEN and NextGEN™ CRISPR site-specific nucleases, and Footprint-Free™ Gene Editing.

For more information, visit www.poseida.com.